Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact: John Kyte
April 14, 2000                                                   (803) 933-4224



SAFETY-KLEEN OBTAINS APPROVAL OF
ITS LENDERS TO DEFER INTEREST PAYMENTS
ON SENIOR INDEBTEDNESS


COLUMBIA, South Carolina - Safety-Kleen Corp. (NYSE:SK) announced today that all 79 of its lenders under its senior credit facility have agreed to defer interest payments on Safety-Kleen's senior debt to May 30, 2000. The Company sought this deferral, which is effective as of April 7, because it otherwise would have been unable to make interest payments due on senior debt in April and May, 2000.
         "We want to thank our senior lenders for their agreement of forbearance and interest deferral," said David E. Thomas, Jr., Chairman of Safety-Kleen's Executive Committee. "This agreement should allow the Company to continue to support current operations and give us additional time to negotiate a restructuring of our heavy debt load."
         As previously announced, Safety-Kleen has retained Lazard Freres & Co. LLC, Skadden, Arps, Slate, Meagher & Flom LLP, and Jay Alix & Associates to assist it in the restructuring process.
         "The Company and its lenders understand that our customers, employees and regulatory agencies want Safety-Kleen to maintain normal business operations to the maximum extent possible during this difficult period in our corporate history," said Grover Wrenn, Vice Chairman. "We endeavor to maintain their trust and confidence."
         Under the terms of the agreement with its senior lenders, Safety-Kleen is allowed to defer paying all interest under its senior credit facility to May 30, 2000. The agreement may be terminated under specific conditions, including, but not limited to other defaults which may occur under the senior credit facility subsequent to the date hereof.
         Under the Private Securities Litigation Reform Act of 1995, sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to the outcome of continuing negotiations with Safety-Kleen's lenders, the Company's ability to successfully integrate, transition, upgrade or install information systems, the availability of additional funding under credit facilities or from other sources, and other items discussed in the Company's filings with the Securities and Exchange Commission.

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